Exhibit (a)(ii) under Form N-1A
                                         Exhibit 3(i) under Item 601/Reg. S-K

                            CERTIFICATE OF TRUST
                                     OF

                            VISION GROUP OF FUNDS

                          a Delaware Business Trust


      This Certificate of Trust of Vision Group of Funds (the "Trust") is being duly executed and filed, in order to form a business trust pursuant to the Delaware Business Trust Act (the "Act"), Del. Code Ann. tit. 12, ss.ss.3801-3819.

1. NAME. The name of the business trust formed hereby is "Vision Group of Funds." (See Amd. to COT dated 8/15/2003)

2. REGISTERED OFFICE AND REGISTERED AGENT. The Trust will become, prior to or within 180 days following the first issuance of its shares of beneficial interest, a registered management investment company under the Investment Company Act of 1940, as amended. Therefore, in accordance with
Section 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process.

(a) REGISTERED OFFICE. The registered office of the Trust in Delaware is c/o SR Services, LLC, 919 North Market Street, Suite 600, Wilmington, Delaware 19801.

(b) REGISTERED AGENT. The registered agent for service of process on the Trust in Delaware is SR Services, LLC, 919 North Market Street, Suite 600, Wilmington, Delaware 19801.

      3. LIMITATION OF LIABILITY. Pursuant to Section 3804 of the Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any series thereof shall be enforceable against the assets of such series.


      IN WITNESS WHEREOF, the Trustees named below do hereby execute this Certificate of Trust as of the 11th day of August, 2000.



/s/ Joseph J. Castiglia             /s/ Randall I. Benderson
Joseph J. Castiglia                 Randall I. Benderson
Trustee                             Trustee

/s/ Daniel R. Gernatt               /s/ George K. Hambleton, Jr.
Daniel R. Gernatt                   George K. Hambleton, Jr.
Trustee                             Trustee

/s/ Mark J. Czarnecki
Mark J. Czarnecki
Trustee

                              STATE OF DELAWARE
                         CERTIFICATE OF AMENDMENT TO
                            CERTIFICATE OF TRUST

Pursuant to Title 12. Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:


1.    Name of Statutory Trust:   Vision Group of Funds

2. The Certificate of Amendment to the Certificate of Trust is hereby amended as fol1ows:

      A. The first Article of the Certificate of Trust is hereby amended to read as follows:

            1.  NAME:   The name of the statutory trust is "MTB Group of
Funds."

3.    This Certificate of Amendments shall be effective on August 15, 2003.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 18th day of July, 2003 A.D.




/s/ Joseph J. Castiglia             /s/ Daniel R. Gernatt, Jr.
Joseph J. Castiglia                 Daniel R. Gernatt, Jr.

/s/ John S. Cramer                  /s/ Mark J. Czarnecki
John S. Cramer                      Mark J. Czarnecki